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                                                                 Exhibit 10.12


                                EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of January 20, 1997, by and between MBW FOODS INC. (the "Company"), a Delaware corporation, and ALAN MINTZ (the "Employee").

                                    WITNESSETH:

    WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee desires to accept employment by the Company;

    NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company in the capacities hereinafter set forth.

    2. Term of Employment. The term of this Agreement shall commence on the date hereof and shall continue in effect through January 20, 1998, unless earlier terminated pursuant to Section 6 below (the "Term); provided that six months after the date hereof, the Term of this Agreement shall be automatically extended for an additional day and each day thereafter the Term shall be automatically extended by a day so that the Term remaining under the Agreement shall remain at 6-months.

    3.  Duties: Extent of Services: Office and Location.

    (a) Duties. During the Term, the Employee shall serve as a Vice-President of Sales of the Company and shall report to and carry out the lawful directions of the President of the Company. The Employee shall perform the duties, undertake the responsibilities and exercise the authority reasonably required of such an employee of the Company, and shall have such other powers and perform such additional executive duties as may be assigned to him from time to time by the President of the Company.

    (b) Extent of Services. Except for illness and permitted vacation periods, during the Term the Employee shall (i) devote his full time and attention during normal business hours to the businesses of the Company and its subsidiaries and Affiliates (as defined herein); (ii) use his best efforts to promote the interests of the Company and its subsidiaries and Affiliates; (iii) discharge such executive and administrative duties not inconsistent with his position as may


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be assigned to him by the President; and (iv) serve, without additional compensation, as a director or officer of any subsidiary of the Company if elected as such.

    (e) Office and Location. Employee shall initially perform services for the Company from an office located in his home in the Atlanta, Georgia metropolitan area. The Company shall provide to Employee equipment reasonably necessary to conduct business on behalf of the Company from his home office. Following each acquisition of additional assets by the Company (or its subsidiaries and Affiliates), the Chairman and President of the Company shall review with the Employee whether the Company's Vice-President of Sales should be located at the Company's corporate headquarters. If, after such review, the Company determines that the Vice-President of Sales should be located at the Company's corporate headquarters, the Employee shall have the option to relocate to the Company's headquarters and retain the position of Vice-President of Sales. If, however, the Employee does not desire to relocate to the Company's corporate headquarters, the Employee's position within the Company shall be changed to a second level area sales/broker manager position and Employee may continue to be based in the Atlanta, Georgia metropolitan area. In the event of such change in position and responsibility, the Employee's Base Salary (as hereinafter defined) shall remain at its then current level and the Employee shall not receive any additional Class D Units (as such term is defined in the Amended and Restated Limited Liability Agreement of MBW Investors LLC, dated as of December 31, 1996 (the "LLC Agreement")). In addition, following any such change in position and responsibility, Employee's bonus package shall be determined in accordance bonus' applicable to persons employed at second level sales positions within the Company and shall not be determined in accordance with the provisions of Sections 4(b) and 4(c) of this Agreement.

    4.  Compensation.

    (a) Base Salary. In consideration of the services rendered by the Employee hereunder and provided that the Employee has substantially performed all of his obligations provided for herein, the Company will pay to the Employee a base salary (the "Base Salary") at the rate of $120,000 per year during the Term. Employee's Base Salary will be increased to no less than One Hundred Forty Thousand Dollars ($140,000) per year commencing upon that date when Employee assumes increased responsibilities as determined, in good faith, by the President or the Board. In addition, the Base Salary may be increased from time to time in an amount mutually agreed to by the Employee and the Company to reflect the performance of the Employee and additional responsibilities undertaken by the Employee. The Base Salary shall be paid in accordance with the Company's normal payroll practice.

    (b) Base Bonus. For so long as the Employee is the Vice-President of Sales of the Company, the Company shall pay the Employee a bonus with respect to each fiscal year or portion thereof during the Term in accordance with the following provisions:

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         (i)    If the Financial Results of the Company for a fiscal year during the Term are at least 90% but less than 95% of the EBITDA Target for such year, Employee shall be paid an amount equal to 20% of so much of his Base Salary as was paid with respect to such year.

         (ii) If the Financial Results of the Company for a fiscal year during the Term are at least 95% but less than 100% of the EBITDA Target for such year, Employee shall be paid an amount equal to 30% of so much of his Base Salary as was paid with respect to such year.

         (iii) If the Financial Results of the Company for a fiscal year equal or exceed 100% of the EBITDA Target for such year, Employee shall be paid an amount equal to 40% of so much of his Base Salary as was paid with respect to such year.

    (c) Supplemental Bonus. In addition to the Base Bonus, if any, to which the Employee may be entitled under clauses (i), (ii) or (iii) of Section 4(b), for so long as the Employee is the Vice-President of Sales of the Company, the Company shall pay the Employee a bonus with respect to such fiscal year or portion thereof during the Term in accordance with the following provisions:

         (i) If the Financial Results of the Company for a fiscal year during the Term are at least 105%, but less than 110% of the EBITDA Target for such year, Employee shall be paid an amount equal to 5% of so much of his Base Salary as was paid with respect to such year.

         (ii) If the Financial Results of the Company for a fiscal year during the Term are at least 110%, but less than 115% of the EBITDA Target for such year, Employee shall be paid an amount equal to 10% of so much of his Base Salary as was paid with respect to such year.

         (iii) If the Financial Results of the Company for a fiscal year during the Term are at least 115% but less than 120% of the EBITDA Target for such year, Employee shall be paid an amount equal to 15% of so much of his Base Salary as was paid with respect to such year.

         (iv) If the Financial Results of the Company for a fiscal year during the Term equal or exceed 120% of the EBITDA Target for such year, the Employee shall be paid an amount equal to 20% of so much of his Base Salary as was paid with respect to such year.

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    (d)  For the purpose of this Agreement (1) the term "EBITDA Target" shall mean the Company's projected earnings before interest, taxes, depreciation and amortization, as contained in the Company's annual budget which is approved by the Board of Directors of the Company (the "Board") (without reference to any adjustments or revision, upwards or downwards, to such projected earnings which are subsequently approved by the Board as part of any subsequent revision to such annual budget), (2) the term "Financial Results" shall mean the Company's annual financial results reflected in the Company's annual audited financial statements and (3) the Company's 1997 fiscal year shall be deemed to have begun on December 31, 1996.

    (e) Any bonus due under Section 4(b) and (c) shall be paid to the Employee within 30 days of the publication of the Company's annual audited financial statements for the relevant year.

    (f) Employee shall be entitled to receive a bonus (if any) with respect to a fiscal year during the Term pursuant to the terms of Section 4(b) and
(c) of this Agreement if the Employee shall be employed by the Company on the last day of such fiscal year. Such entitlement shall not thereafter be affected by the subsequent termination of Employee's employment with the Company pursuant to any provision of Section 6 of this Agreement.

    5.  Other Employee Benefits.

    (a) During the Term, the Employee shall be entitled (i) to vacation time in accordance with the Company's policy from time to time in effect; (ii) to participate in all employee insurance and other fringe benefit programs, including, without limitation, life, health, dental and accident insurance plans and long term disability now or hereafter maintained by the Company for senior executive or other salaried personnel for which the Employee is eligible; and (iii) to participate in a pension plan with terms similar to those applicable to executives of the Company.

    (b) During the Term, the Employee shall be entitled to a monthly auto allowance of $800.00 to cover all costs associated with the ownership, maintenance, repair and insurance for such vehicle. The Employee shall maintain general liability insurance against any and all claims for personal injury and property damage arising out of the operation or use of the automobile by the Employee during the course of Employee's performance of services on behalf of the Company. Such insurance shall have limits of liability for injuries to any number of persons in any one accident or occurrence or for damage to property in any one accident or occurrence in amounts reasonably acceptable to the Company. The Employee shall have the Company named as an additional insured under such policy of insurance. The Employee shall provide to the Company appropriate and acceptable evidence of his compliance with the provisions of this paragraph, such as certificates of insurance or copies of the policies. Such certificates or policies shall provide that such insurance will not be cancelled or materially amended unless fifteen (15)

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days prior to written notice of such cancellation or amendment is given to the Company. The automobile utilized by Employee shall be a make and model appropriate for the position held by the Employee. In the event the Employee relocates to the Company's corporate headquarters in Columbus, Ohio, the Employee shall not be entitled to a monthly auto allowance; provided, however, that the automobile allowance amount that had been payable to Employee prior to such relocation will be added to his then-current Base Salary pursuant to Section 4(a) above.

    (c) As of the date hereof, MBW Investors LLC will issue to Employee 12 Class D Units. Employee understands that these Class D Units are part of an aggregate of 100 Class D Units issued or to be issued to operating management of the Company. Employee understands that, in the discretion of the Chairman of MBW Investors LLC, additional Class D Units may be issued to Employee. Employee further understands that, as provided in the LLC Agreement, Class D Units in addition to the initial 100 Class D Units may be issued by MBW Investors LLC to other persons. Employee agrees to execute such documents as may be required or reasonably requested by the Company or MBW Investors LLC in connection with the issuance of Class D Units to Employee.

    (d) It is contemplated that Employee shall have the opportunity to purchase certain Class A Units (as defined in the LLC Agreement) of MBW Investors LLC. It is also contemplated any such purchase of Class A Units would be subject to a minimum investment of $25,000 with the maximum investment to be determined by MBW Investors LLC. It is further contemplated that the Company would loan to the Employee up to $75,000 for the purpose of purchasing Class A Units and that any such loan would be repaid over a three year period with interest paid quarterly. Employee understands, however, that the timing and the terms and conditions of the opportunity, if any, to purchase Class A Units shall be solely determined in the discretion of MBW Investors LLC.

    6.  Termination Provisions.

    (a) Termination for Cause. The President or the Board may terminate the Employee's employment hereunder for Cause, as hereinafter defined, immediately upon written notice to the Employee. For purposes of this Agreement, "Cause" shall mean (i) embezzlement, theft or other misappropriation of any property of the Company or any Affiliate, (ii) gross or willful misconduct resulting in substantial loss to the Company or any Affiliate or substantial damage to the reputation of the Company or any Affiliate, (iii) any act involving moral turpitude which results in a conviction for a felony involving moral turpitude, fraud or misrepresentation, (iv) gross neglect of his assigned duties to the Company or any Affiliate, (v) gross breach of his fiduciary obligations to the Company or any Affiliate, or (vi) any chemical dependence which materially affects the performance of his duties and responsibilities to the Company or any Affiliate; provided that in the case of the misconduct set forth in clauses (iv) and (vi) above, such misconduct shall continue for a period of 30 days following written notice thereof by the

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Company to the Employee. During the Term, the Employee shall be entitled to only one such notice and right to cure for any single act or event. If the Employee's employment is terminated for Cause, the Employee shall be entitled to receive only the unpaid portion of the Base Salary then in effect which has accrued to the date of termination, any other payments generally available to departing employees of the Company (such as unused vacation and personal days) and any bonus pursuant to Section 4 for the preceding fiscal year which has not been paid as of the date of such termination. The Employee shall not be entitled to receive any severance payment with respect to such termination.

    (b) Termination By Reason of Permanent Disability. If at any time during the Term the Employee has been unable, as a result of physical or mental illness or incapacity, to perform his duties hereunder for a period of four consecutive months or for an aggregate of more than six months in any twelve month period (a "Permanent Disability"), the Employee's employment hereunder may be terminated by the President or the Board upon thirty days' written notice to the Employee. If the Employee's employment is terminated by reason of Permanent Disability, the Employee shall be entitled to receive only the unpaid portion of the Base Salary then in effect which has accrued to the date of termination, plus any other payments generally available to departing employees of the Company (such as unused vacation and personal days), plus any bonus pursuant to Section 4 for the preceding fiscal year which has not been paid as of the date of such termination, plus an amount equal to six months of Employee's Base Salary.

    (c) Termination By Reason of Death. The Employee's employment hereunder shall automatically terminate on the date of his death. If the Employee's employment is so terminated by his death, the Company shall pay to the Employee's estate in addition to the unpaid portion of the Base Salary then in effect through date of Employee's death plus an amount equal to six months of Employee's Base Salary, plus any other payments generally available to departing employees of the Company (such as unused vacation and personal days), plus any bonus pursuant to Section 4 for the preceding fiscal year which has not been paid as of the date of the Employee's death. Such amount shall be paid within thirty days after the date of his death if a personal representative has been appointed by the end of such thirty day period or, if a personal representative has not been appointed by the end of such thirty day period, promptly after a personal representative has been appointed.

    (d) Termination Without Cause. The President or the Board may terminate the Employee's employment hereunder at any time for any reason without Cause in which case the Employee shall be entitled to receive an amount (the "Severance Amount") equal to the Base Salary the Employee would have been entitled to receive through the end of the then current Term (without giving effect to any future extension pursuant to Section 2 hereof). The Severance Amount shall be in lieu of any other severance payment to which Employee may be otherwise entitled under any other severance plan maintained by the Company. The Severance Amount shall be paid within 30 days of such termination. In addition, the Employee shall be entitled to receive

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

any other payments generally available to departing employees of the Company (such as unused vacation and personal days), plus any bonus pursuant to
Section 4 for the preceding fiscal year which has not been paid as of the date of such termination, plus, to the extent the Company achieves the required percentage of the EBITDA Target for the fiscal year in which such termination occurs.

     (e) Termination by Employee. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term for any of the following reasons: (i) a material breach by the Company of any provision of this Agreement that remains uncorrected for 30 days following written notice of such breach by Employee to the Company or (ii) for any other reason whatsoever, in the sole discretion of the Employee, upon 90 days prior written notice to the Company. If the Employee terminates his employment with the Company pursuant to clause (i) of this Section 6(e), the Employee shall be entitled to receive the Severance Amount plus any other payments generally available to departing employees of the Company (such as unused vacation and personal days), plus any bonus pursuant to Section 4 for the preceding fiscal year which has not been paid as of the date of such termination. If the Employee terminates his employment with the Company pursuant to clause (ii) of this Section 6(e), the Employee shall be entitled to receive the unpaid portion of the Base Salary then in effect which has accrued to the date of termination plus any other payments generally available to departing employees of the Company (such as unused vacation and personal days), plus any bonus pursuant to Section 4 for the preceding fiscal year which has not been paid as of the date of such termination.

     7.  Covenants of the Employee

     (a) Non-Competition. Until the later of (x) the first anniversary of the date of the termination of the Employee's employment hereunder and (y) the end of the then current Term in effect on the date of such termination, the Employee shall not, directly or indirectly, be associated with any entity which competes with the Company or any of its Affiliates that are subsidiaries of MBW Investors LLC or for which the Employee renders substantial services and whose primary business is, or personally engage in, the same or similar grocery product line of business of the Company or any of its Affiliates, whether as a director, officer, employee, agent, consultant, partner, owner, independent contractor or otherwise. Notwithstanding the foregoing, in the event the termination of the Employee's employment is pursuant to Section 6(d) or 6(e)(1) of this Agreement, the duration of the non-competition covenant shall extend only for a period of six months after the date of termination of the Employee's employment. For the purpose of this Agreement, the term "Affiliate" means, with respect to the Company, any person or entity which, directly or indirectly, controls, is controlled by or under common control with the Company, with "control" to be based on the ownership of 50% or more of the voting securities (or their equivalent) of a particular entity.

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

     (b)  Non-Solicitation of Employees of the Employer.  Until the later of
(x) the first anniversary of the date of the termination of the employment of the Employee hereunder and (y) the end of the then current Term in effect on the date of such termination, the Employee shall not, and shall cause each business or entity with which he shall become associated in any capacity not to, solicit for employment or employ any person who is then, or who was at any time after the date four months prior to the date of such termination, employed in a professional or managerial position by the Company, its subsidiaries or Affiliates.

     (c) Confidentiality. The Employee agrees and acknowledges that the Confidentiality Information (as hereinafter defined) of the Company and its subsidiaries and affiliates, is valuable, special and unique to their business; that much business depends on such Confidential Information; and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company and its subsidiaries and Affiliates. Based on the foregoing, the Employee agrees to undertake the following obligations with respect to such Confidential Information:

          (i) the Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company and its subsidiaries and Affiliates;

          (ii) the Employee agrees that, except as required by applicable law or as authorized in writing by the Board, he will not at any time during or after the termination of his employment hereunder, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries or Affiliates;

          (iii) the Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information is kept confidential for the use and benefit of the Company and its subsidiaries and Affiliates; and

          (iv) the Employee agrees that, upon termination of his employment hereunder or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in his possession or under his control. The Employee further agrees, that if requested by the Company, to return any Confidential Information pursuant to this subparagraph
(iv), he will not make or retain any copy or extract from such materials.

     For purposes of paragraph (c) of this Section 7, "Confidential Information" means any and all information developed by or for the Company or any of its subsidiaries or Affiliates of which the Employee gains or has acquired knowledge during or prior to the Term by reason of his employment with the Company that is (A) not generally known in any industry in which the Company or any of its subsidiaries or Affiliates is nor may become engaged or
(B) not

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publicly available.  Confidential Information includes, but is not limited to, any and all Information developed by or for the Company or any of its subsidiaries or Affiliates concerning plans, marketing and sales methods, customer lists, materials, processes, business forms, procedures, devices, plans for development of products, services or expansion into new areas or markets, internal operations, and any trade secrets and proprietary information of any type owned by the Company or any of its subsidiaries or Affiliates, together with all written, graphic and other materials relating to all or any part of the same.

     8.  Successors: Assignment.

     (a) The Company. The Company may assign any of its rights and obligations hereunder, without the written consent of the Employee, in connection with a merger, consolidation or sale of all or substantially all of the business or assets of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     (b) The Employee. Neither this Agreement nor any right or interest hereunder may be assigned by the Employee, his beneficiaries, or legal representatives without the prior written consent of the Board; PROVIDED, HOWEVER, that nothing in this Section b shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to distributees, legatees, beneficiaries, testamentary trustees or other legal heirs of the Employee.

     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, mailed by first-class registered or certified mail, postage prepaid and return receipt requested, or delivery by overnight courier addressed as follows:

          (i)  If to the Company:

               MBW Foods Inc.
               Community Corporate Center
               445 Hutchinson Avenue
               Columbus, OH  43235

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               with a copy to:

               MBW Investors LLC
               c/o Dartford Partnership, L.L.C.
               801 MOntgomery Street
               Suite 400
               San Francisco, CA  94133

               with a copy to:

               McCown DeLoeuw & Co.
               101 East 52nd Street, 31st Floor
               New York, NY  10022

               Attention:  Charles Ayres

          (ii) If to the Employee:

               8005 Spalding Hills
               Atlanta, GA  30350

or, in each case, at such other address as may from time to time be specified to the other party in a notice similarly given.

     10. Governing Law Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio applicable to contracts executed and to be performed entirely within said State. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Ohio or in the United States District Court for the southern District of Ohio, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of said courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

     11. Expenses. If a dispute arises out of or related to this Agreement, if either party to the Agreement brings legal action to enforce the terms of the Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action, shall be entitled to recover his or its expenses incurred in such legal action, including without limitation, court costs and attorneys fees.
A party shall be deemed to

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

have prevailed in such a legal action if such action is concluded pursuant to a court order or final judgment in favor of such party which is not subject to appeal, a settlement agreement or dismissal of the principal claims.

     12. Entire Agreement. This Agreement contains the entire agreement of the parties and their Affiliates relating to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, written or oral, with respect thereto.

     13. Severability. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

     14.  Remedies.

          (a) Injunctive Relief. The Employee acknowledges and agrees that the covenants and obligations of the Employee contained in subsections (a),
(b) and (c) of Section 7 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and Affiliates and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore the Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from any such breach.

          (b) Remedies Cumulative. The Company's rights and remedies under this Section 14 are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

     15. Withholding Taxes. The Company may deduct any federal, state or local withholding or other taxes from any payments to be made by the Company hereunder in such amounts which the Company reasonably determine are required to deduct under applicable law.

     16. Amendments, Miscellaneous, etc. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any the way the meaning or interpretation of this Agreement.

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

     17. Survival. The Covenants set forth in Sections 4(f), 6 and 7 of this Agreement shall survive and shall continue to be binding upon the parties notwithstanding the termination of this Agreement for any reason whatsoever. The Covenants set forth in Section 7 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by the Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any or all covenants.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.


                                       MBW FOODS INC.




                                       By:  /s/ Thomas J. Ferraro
                                          --------------------------------
                                          Title:  President




                                          /s/ ALAN MINTZ
                                         --------------------------------


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